Exhibit 23.2
Consent of Ralph E. Davis Associates, Inc.

The Board of Directors
Delta Petroleum Corporation

We hereby consent to the use of our name and the information regarding our review of the reserve estimates of Delta Petroleum Corporation contained in its Annual Report on Form 10-K for period ended December 31, 2007, and to the incorporation by reference thereof in the registration statements (Nos. 333-142180, 333-141303, 333-131854, 333-131425, and 333-129071) on Form S-3; (Nos. 333-141247, 333-137361, 333-127654, 333-108866, 333-103585, and 333-73324) on Form S-8 of Delta Petroleum Corporation.

/s/ Allen C. Barron Allen C. Barron, P.E.
President
Ralph E. Davis Associates, Inc.
Houston, Texas
February 27, 2008